Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

DELIVERS . . .

GOOD TIDINGS – GOOD RESULTS – GOOD CHEER!

FORT LAUDERDALE, FL, December 10, 2020 . . . National Beverage Corp. (NASDAQ: FIZZ) today released the following:

“National Beverage is committed to bringing joy and good tidings to America, especially during these trying times. Each and every day, we diligently attempt to refresh our loyal consumers with feel-good, creative innovations in taste, unique flavors and eye-catching packaging,” stated a company spokesperson.

For the quarter ended October 31, 2020:

Second Quarter FY 2021 vs. Second Quarter FY 2020

●	Net sales were $272 million, up 8%;

●	Gross margin was $108 million, up 16.4%;

●	Operating profit increased from 16.6% to 22.7% of sales; and

●	Net income was $47.2 million or $ 1.01 per share, up 44%.

For the trailing 12 Months

●	Net sales were $ 1,050 million, up 7.6%;

●	Operating margins increased 430 bps;

●	Earnings per share increased 36.8% to $3.46; and

●	Cash increased $172 million to $405 million.

-more-

National Beverage Corp.

“How does National Beverage create so much goodness?

Mull this wonderful thought over . . . We are the cost of a tiny pick-up truck away from returning ONE BILLION DOLLARS to our shareholders.

Is that goodness?

Mull this second thought over . . . The day we started National Beverage, we couldn’t afford to buy that tiny pick-up truck.

Is that goodness?

Mull this third thought over . . . The day we produced the first can of LaCroix sparkling water, no other premium domestic sparkling water existed.

Is that goodness?

Mull this fourth thought over . . . Fast forward to this press release. National Beverage cultivates the finest team of dedicated people in the beverage industry. Its three newest flavors, LimonCello, Pastèque and Hi-Biscus, are unique to the world of beverages.

Now certainly, that is goodness!

These are just a few of the long list of intangible factors that make National Beverage genuinely the company that no analyst ever writes or even knows about. Yes, we are blessed with the unique DNA of aggressiveness and creativity, and we ALL go to work each morning with one thought in mind; we are going to outdo ourselves today while making the highest-quality beverages for our loyal consumers.

Now again, that is goodness!

The current pandemic is rampant and requires our complete diligence. That special DNA that we judge ourselves and our products with not only inspires us to create the finest-tasting beverages, but also instills compassion in all that we tastefully stand for. Hopefully, the vaccines promised soon will bring us back to some form of normalcy.

National Beverage Corp.

Companies do not end up doing good for their shareholders, they start with their commitment to the shareholders – and make good on it!

This is the core of all that we are at National Beverage Corp.

Wishing you a Merry Christmas, Happy Holidays and a virus-free Earth,” concluded the spokesperson.

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
October 31, 2020 and October 26, 2019

	(in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Oct. 31, 2020	Oct. 26, 2019	Oct. 31, 2020	Oct. 26, 2019

Net Sales	$271,809	$251,611	$1,050,391	$975,985

Net Income	$47,164	$32,654	$161,105	$118,140

Earnings Per Common Share
Basic	$1.01	$.70	$3.46	$2.53
Diluted	$1.01	$.70	$3.44	$2.52

Average Common Shares Outstanding
Basic	46,638	46,653	46,610	46,654
Diluted	46,877	46,877	46,765	46,868

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.